EXHIBIT 23

                            CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-26745, 33-53561 and 33-51021) pertaining to the Premark International, Inc. Director Stock Plan and the Premark International, Inc. 1994 Incentive Plan, and in the Registration Statement (Form S-3 No. 33-35137) of Premark International, Inc. and in the related Prospectus of our report dated February 6, 1998, with respect to the consolidated financial statements and schedules of Premark International, Inc. included in this Annual report (Form 10-K) for the year ended December 27, 1997.


ERNST & YOUNG LLP


Chicago, Illinois
March 18, 1998